Reading International Announces Personnel Change

Los Angeles, California, - (BUSINESS WIRE) – June 20, 2014 – Reading International, Inc. (NASDAQ: RDI) announced today that Andrzej Matyczynski, our company’s chief financial officer, is retiring effective September 1, 2014.

Mr. James J. Cotter, Sr., our company’s chief executive officer, has thanked Mr. Matyczynski for his fifteen years of service and wished him the best in his future activities.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various different brands:

•	in the United States, under the
o	Reading brand (http://www.readingcinemasus.com);
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);
o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com/); and
o	Village East Cinema brand (http://villageeastcinema.com)
•	in Australia, under the
o	Reading brand (http://www.readingcinemas.com.au); and
o	Newmarket brand (http://readingnewmarket.com.au)
•	in New Zealand, under the
o	Reading brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz);
o	Steer n’ Beer restaurant brand (http://steernbeer.co.nz); and

o	Taupo Motel brand (http://www.sailstaupo.co.nz).

For more information, contact:

James J. Cotter, Jr., President

Reading International, Inc.  (323) 213-4183